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  CREDIT SUISSE FIRST BOSTON                                 BARCLAYS BANK PLC
     ELEVEN MADISON AVENUE                                      222 BROADWAY
       NEW YORK, NY10010                                     NEW YORK, NY10038

                                October 15, 1999

NiSource Inc.
801 East 86th Avenue
Merrillville, Indiana 46410

                              Amended and Restated
                             Senior Credit Facility
                                Commitment Letter
Ladies and Gentlemen:

                  You have advised Credit Suisse First Boston ("CSFB") and Barclays Bank PLC ("Barclays") (CSFB and Barclays, together, in their capacities of providing their respective commitments hereunder, the "Underwriters") that NiSource Inc. ("NiSource" or "you") intends to acquire, directly or through a newly formed wholly owned subsidiary ("Acquico"), all of the outstanding shares (the "Shares") of capital stock of Columbia Energy Group (the "Company") by means of a merger, or by means of a tender offer (the "Tender Offer") and subsequent merger, of the Company with Acquico and of the surviving entity of such merger with NiSource (the "Acquisition") pursuant to such acquisition agreements as may be necessary in connection with the Acquisition (collectively, the "Acquisition Agreement"). In connection with the Acquisition, the Company will refinance (the "Refinancing") an amount of its existing indebtedness to be determined after further analysis of the documents relating to that indebtedness.

                  You have advised us that bank financing is required to consummate the Tender Offer, if any, the Acquisition and the Refinancing and to pay related fees and expenses and that the bank financing will be in the form of a 364-day revolving credit facility with a 364-day term out option in the principal amount of $6,500,000,000 (Six Billion Five Hundred Million Dollars) (the "Credit Facility"). You have further advised us that the Credit Facility may be used to support a commercial paper program (the "CP Program"). A summary of preliminary terms and conditions of the Credit Facility are set forth in Exhibit A hereto (the "Term Sheet"). The (i) Acquisition, (ii) Refinancing, and
(iii) borrowings under the Credit Facility are collectively referred to herein as the "Transactions".

                  You have requested that (i) the Underwriters commit to provide the Credit Facility, (ii) that CSFB and Barclays act as lead arrangers and co-syndication agents for the Credit Facility and agree to structure, arrange and syndicate the Credit Facility (CSFB and Barclays, together, in such capacities, the "Arrangers"), (iii) that CSFB serve as administrative agent in respect thereto, and (iv) that Barclays serve as documentation agent in respect thereto.
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                  In connection with the foregoing, (i) CSFB and Barclays are pleased to advise you that they are willing to act as lead arrangers and co-syndication agents for the Credit Facility, (ii) CSFB is pleased to advise you that it is willing to act as administrative agent for the Credit Facility,
(iii) Barclays is pleased to advise you that it is willing to act as documentation agent for the Credit Facility, and (iv) the Underwriters are pleased to advise you of their respective commitments to provide $6,500,000,000 aggregate principal amount of the Credit Facility, in the respective amounts set forth opposite their names on the signature page hereof, upon the terms and subject to the conditions set forth in this commitment letter (the "Commitment Letter") and in the Term Sheet and Annex II hereto (the "Conditions").

                  As consideration for our commitments hereunder and our agreement to perform the services described herein, you agree to pay the nonrefundable fees set forth in the Term Sheet and in the amended and restated fee letter dated the date hereof and delivered herewith (the "Fee Letter").

                  Our commitments hereunder and agreements to perform the services described herein are subject to the satisfaction of each of the Conditions. It is understood and agreed that each of the Arrangers shall have the right to participate any or all of its commitment hereunder to other underwriters without restriction.

                  You agree that CSFB and Barclays will act as the lead arrangers and co-syndication agents in respect to the Credit Facility, CSFB will act as the sole and exclusive administrative agent in respect to the Credit Facility, Barclays will act as the sole and exclusive documentation agent in respect to the Credit Facility, and each of CSFB and Barclays will be awarded their respective titles set forth in the Term Sheet and will, in such capacities, perform the duties and exercise the authority set forth in the Term Sheet and as customarily performed and exercised by them in such roles. You agree that no other agents, advisors, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheet and the Fee Letter) will be paid in connection with the Credit Facility unless each of the Arrangers shall so agree. We reserve the right to employ the services of our respective affiliates in providing the services contemplated by this Commitment Letter and to allocate, in whole or in part, to such affiliates certain fees payable to us in such manner as we and our respective affiliates may agree in our and their sole discretion. You acknowledge that we may share with any of our respective affiliates, and such affiliates may share with us, any information relating to NiSource, the Company and your and its respective subsidiaries and affiliates (including, without limitation, any non-public information regarding NiSource, the Company and your and its respective subsidiaries and affiliates), subject to our maintaining the confidential treatment of such confidential information.

                  We intend to syndicate the Credit Facility to a group of financial institutions (together with us, the "Lenders") identified by us in consultation with you. We intend to commence syndication efforts following the earlier of (i) receipt by each of the Arrangers of your written request to us to commence syndication, and (ii) one month after the Acquisition Agreement has been executed and delivered by all parties thereto.


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Our commitments hereunder are conditioned upon our having no less than eight weeks to complete syndication, measured from the time we commence syndication to the date definitive credit documents are executed and delivered by all parties thereto. You agree to assist, and use your best efforts to cause the Company to assist, us in completing a syndication satisfactory to us. Your assistance shall include (i) your using commercially reasonable efforts, and your using best efforts to cause the Company to use commercially reasonable efforts, to ensure that the syndication efforts benefit materially from your and its respective existing lending relationships, (ii) direct contact between your senior management and advisors and the proposed Lenders (and your using best efforts to cause direct contact between senior management and advisors of the Company and the proposed Lenders), (iii) assistance by you and your using best efforts to cause assistance by the Company in the preparation of a Confidential Information Memorandum and other marketing materials to be used in connection with the syndication, and (iv) the hosting, with the Arrangers, of one or more meetings with prospective Lenders. Additionally, you agree that prior to the Arrangers' determination that the syndication of the Credit Facility has been completed, or the earlier termination of this Commitment Letter, there shall be no competing issues of debt securities or commercial bank facilities of NiSource or any of its subsidiaries other than (i) a $150 million debt facility to be incurred for the purposes of refinancing existing indebtedness incurred in connection with the acquisition of TPC Corporation and UGTI d/b/a Underground Technologies, Inc, and (ii) debt incurred to refinance outstanding debt incurred by the Borrower for working capital purposes.

                  It is understood and agreed that the Arrangers shall be entitled, after consultation with you and prior to the effectiveness of the Credit Facility, to change the pricing, terms and structure of the Credit Facility if the Arrangers determine that such changes are advisable to ensure the successful syndication of the Credit Facility. We shall be entitled to terminate our respective commitments hereunder and agreements to perform the services described herein if there shall have occurred after the date hereof any material adverse change in banking or capital market conditions that has had or reasonably could have a material adverse effect on the syndication of bank credit facilities and any of the Arrangers determines that such change makes it impracticable to consummate the syndication of the Credit Facility.

                  The Arrangers will manage all aspects of the syndication, in consultation with you, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, what titles (if any) they will be awarded, the allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist us in our syndication efforts, you agree promptly to prepare and provide to us all information with respect to the Company and the Transactions and the other transactions contemplated hereby, including all financial information and projections (the "Projections") as we may reasonably request in connection with the arrangement and syndication of the Credit Facility. You hereby represent and covenant that
(i) all information and data other than the Projections (the "Information") that has been or will be made available to us by you or your representatives in connection with the Transactions is or will be, at the time such Information is made available, complete and


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correct in all material respects and does not or will not, at the time such
Information is made available, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (ii) the Projections that have been or will be made available to us by you or your representatives in connection with the Transactions have been or will be prepared in good faith based upon what you believe to be reasonable assumptions. You agree to supplement the Information and the Projections from time to time until the completion of the syndication so that the representation and covenant in the preceding sentence remains correct in all material respects without regard to when such Information and Projections were furnished. You understand that the Arrangers in arranging and syndicating the Credit Facility may use and rely on the Information and Projections without responsibility for independent verification thereof.

                  You agree to reimburse us and our respective affiliates, upon request made from time to time, for their reasonable fees and expenses incurred in connection with the Credit Facility and the preparation, execution and delivery of any related documentation (including, without limitation, this Commitment Letter, the Fee Letter and the definitive financing documentation) or the administration, amendment, modification or waiver thereof and the activities thereunder or contemplated thereby, including, without limitation, due diligence expenses, syndication expenses, consultants' fees, travel expenses and the reasonable fees and expenses of counsel (except for our internal counsel) to us and our respective affiliates, whether incurred before or after the execution of this letter.

                  You hereby agree to indemnify and hold harmless each of us and our respective affiliates and the respective officers, directors, employees, advisors and agents of each (each, an "indemnified person"), so long as the indemnified person co-operates with you in resolving the matters that could lead to or are associated with Losses (as hereinafter defined) from and against any and all losses, claims, damages and liabilities (collectively, "Losses") to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Credit Facility, the use of the proceeds thereof, the Transactions or any related transaction (including, without limitation, any acquisition or attempted acquisition by the Company of any person or entity or any interest in any person or entity) or any claim, litigation, investigation or proceeding relating to any of the foregoing ("Proceedings"), regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person upon demand for any reasonable legal or other expenses incurred in connection with investigating, defending or participating in any of the foregoing; provided, however, that the foregoing indemnity will not, with respect to any indemnified person, apply to Losses to the extent they are found by a court of competent jurisdiction to have resulted from the willful misconduct or gross negligence of such indemnified person. Promptly after receipt by an indemnified person of notice of the commencement of any Proceedings, such indemnified person will, if a claim in respect thereof is to be made against you, notify you in writing of the commencement thereof; provided, however, that the omission so to notify you will not relieve you from any liability which you may have hereunder except to the extent you have been materially prejudiced by such failure.


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                  This Commitment Letter and our commitments hereunder shall not be assignable by you without the prior written consent of each of the Arrangers (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto; provided, however, that we may perform any of our respective duties hereunder through any of our respective affiliates and you will owe any related duties hereunder to such affiliate. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and each of the Arrangers. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission shall be as effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter set forth our entire understanding with respect to the subject matter hereof and thereof.

                  This Commitment Letter shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflicts of laws principles thereof. EACH OF THE PARTIES HERETO IRREVOCABLY AGREES TO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER. You irrevocably and unconditionally submit to the exclusive jurisdiction of any state or federal court sitting in the City of New York over any suit, action or proceeding arising out of or relating to this Commitment Letter. Service of any process, summons, notice or document by registered mail addressed to you at your address set forth above shall be effective service of process against you for any such suit, action or proceeding brought in any such court. You irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction you are or may be subject, by suit upon judgment.

                  This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except (i) on a confidential basis to your respective officers, agents and advisors who are directly involved in the consideration of the Transactions or (ii) as may be compelled in a judicial or administrative proceeding or as otherwise required by law or by any regulatory body, and with respect to the Commitment Letter (but not the Fee Letter or its terms or substance), as may be requested by any regulatory body (and in each case you agree to inform us promptly thereof); provided, however, that you may disclose this Commitment Letter and its terms and substance (but not the Fee Letter or its terms and substance) (i) if required in any regulatory filings in connection with the Transactions, including filings with the Securities and Exchange Commission, the Federal Energy Regulatory Commission and the state public service commissions having jurisdiction over NiSource, the Company, their respective subsidiaries or the Transactions, and (ii) on a confidential basis, to the


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Company and its directors, officers, employees, agents and advisors. If this
Commitment Letter is not accepted by you as provided below, you are directed to immediately return this letter, and the related documentation (and any copies hereof or thereof) to CSFB.

                  By acceptance of this Commitment Letter, you acknowledge that not every provision imposing duties and liabilities on you to be contained in definitive credit documentation with respect to the Credit Facility can be fully set forth in this Commitment Letter or the Term Sheet and Conditions. This Commitment Letter shall be superseded by, and shall terminate upon the execution of, definitive credit documentation with respect to the Credit Facility. The reimbursement, indemnification and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or our commitments hereunder.

                  This Commitment Letter amends, restates and supersedes in its entirety the commitment letter among the parties hereto dated as of June 23, 1999 (the "Original Commitment Letter"). Upon your acceptance of this Commitment Letter, the Original Commitment Letter shall be terminated.

                  If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter, not later than 5:00 p.m., New York City time, on October 15, 1999. Our commitments and agreements contained herein will expire at such time in the event CSFB has not received such executed counterparts in accordance with the immediately preceding sentence. In the event that (a) the initial borrowing under the Credit Facility does not occur on or before 364 days after the date the Original Commitment Letter was executed and delivered by you or (b) the Tender Offer expires or is withdrawn by NiSource, then this Commitment Letter and our commitments and undertakings hereunder shall automatically terminate unless each of us shall, in our sole discretion, agree to an extension.


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                  We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,
                                                     Amount of Commitment


CREDIT SUISSE FIRST BOSTON                              $3,250,000,000

By:    /s/ Bruce Ling
-------------------------------
Title: Managing Director


By:    /s/ James Moran
-------------------------------
Title: Director


BARCLAYS BANK PLC                                       $3,250,000,000

By:    /s/ John Michael Brennan
-------------------------------
Title: Managing Director


By:    /s/ Peter Harrington
-------------------------------
Title: Director


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Accepted and agreed to as
of the date first written
above by:

NISOURCE INC.

By:    /s/ Stephen P. Adik
-------------------------------
Title: Senior Executive Vice President


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CONFIDENTIAL                                                           EXHIBIT A
October 15, 1999



                             Senior Credit Facility
                    Summary of Principal Terms and Conditions


Borrower:                             NiSource Capital Markets, Inc., a wholly
                                      owned subsidiary of NiSource Inc.

Lead Arrangers:                       CSFB and Barclays Bank PLC ("Barclays")
                                      will act as lead arrangers for the Credit
                                      Facility and will perform the duties
                                      customarily associated with such roles
                                      (CSFB and Barclays, together, the
                                      "Arrangers").

Co-Syndication Agents:                CSFB and Barclays.

Administrative Agent:                 CSFB will act as administrative agent for
                                      the Credit Facility (the "Administrative
                                      Agent"), and will perform the duties
                                      customarily associated with such role.

Documentation Agent:                  Barclays will act as documentation agent
                                      for the Credit Facility (the
                                      "Documentation Agent"), and will perform the duties customarily associated with such role.

Lenders: CSFB, Barclays and a syndicate of other financial institutions (the "Lenders") reasonably acceptable to the Arrangers.


Required Lenders:                     Lenders holding 51% of the Commitments (as
                                      defined below), with standard exceptions requiring the consent of all the Lenders.

Type of Facility:                     Senior revolving credit facility in the
                                      amount of $6,500,000,000 (the "Credit
                                      Facility").

Availability and Maturity:            The Credit Facility will be available on a
                                      revolving basis during the period
                                      commencing on the date of execution and
                                      delivery by all parties of definitive
                                      documentation relating to the Credit
                                      Facility (the "Credit Documents") and
                                      ending on the earlier of (a) 364 days
                                      after the execution and delivery by all
                                      parties of the Original Commitment Letter and (b) the date that the Tender Offer expires or is withdrawn by NiSource (the
                                      "Termination Date") and, at the option of the Borrower, amounts outstanding on the Termination Date may on the Termination
                                      Date be converted to a term loan with a
                                      maturity of one year,


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                                      subject to the satisfaction at such time
                                      of conditions precedent to the making of all Loans under the Credit Facility. The commitment under the Credit Facility (whether relating to revolving loans or a term loan, the "Commitment") will be reduced from time to time pursuant to provisions described under "Mandatory Prepayments and Permanent Reductions in Commitments."

Termination of Commitment:            The Commitment will terminate in its
                                      entirety on the Termination Date, if the initial funding under the Credit Facility to finance the Acquisition does not occur on or prior to the Termination Date.

Purpose: On each of (i) the date on which the Tender Offer is closed, if any, and (ii) the date on which the Acquisition is closed (the "Closing Date"), proceeds from borrowing under the Credit Facility will be used by means of one or more loans or advances, on terms and conditions satisfactory to the Lenders, to NiSource, Acquico or the Company to finance the Tender Offer, if any, the Acquisition and the Refinancing and to pay related fees and expenses. The (a) Tender Offer, if any, (b) Acquisition, (c) Refinancing, and
                                      (d) borrowings under the Credit Facility are collectively referred to herein as the "Transactions." The Credit Facility may be used to provide liquidity support for the CP Program, provided the net proceeds of the commercial paper are used entirely to finance or refinance the Transactions.

Interest Rates and Fees:              Base Rate or Eurodollar Rate Loans, with
                                      the Applicable Margins determined
                                      according to a ratings grid based on the Borrower's senior unsecured debt rating, as set forth on Annex I. Eurodollar Rate
                                      Loans will have interest periods of 1, 2, 3 or 6 months. All interest will be payable at the end of the applicable interest period or quarterly, whichever is earlier.

                                      In addition, a money market bid option
                                      will be provided on terms and conditions usual for bid options of this type.

                                      Facility fees on the full amount of the
                                      Commitment will be determined according to a ratings grid based on the Borrower's senior unsecured debt rating, as set forth on Annex I. Facility Fees will accrue from the earlier of (i) the date of first disbursement of a Loan (the "First Disbursement Date") and (ii) the date that the CP Program is issued, and be payable quarterly in arrears and upon the termination of any Commitment and on the final maturity of the term loan, if the Borrower exercises the term loan


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                                      conversion option, in each case for the
                                      actual number of days elapsed in a 360-day year.

                                      Other fees will be payable in accordance with the separate Fee Letter.

                                      Interest will accrue on overdue amounts at the higher of (i) the applicable pre-default interest rate plus 2.0% per annum, and (ii) the Base Rate plus 2.0% per annum.

Increased Costs:                      The Credit Documents will include
                                      customary protective provisions for such matters as increased costs, costs incurred in connection with capital adequacy requirements of the Lenders, funding losses, illegality, taxes and "breakage" costs.

Mandatory Permanent Reductions in     The Commitment will be permanently reduced
Commitments:                          in the amount of proceeds from any debt or
                                      equity securities issuances by NiSource or any of its subsidiaries, except for the proceeds of any CP Program and to the extent that the proceeds from issuances of debt securities of any such subsidiary are used to refinance existing debt or to fund certain capital expenditures, with exceptions to be agreed upon.

Voluntary Permanent Reductions in     The unutilized portion of the Commitment
Commitments:                          may be permanently reduced at any time at
                                      the option of the Borrower and loans
                                      (other than money market loans) may be
                                      repaid at any time at the option of the
                                      Borrower, in a minimum principal amount
                                      and in multiples to be agreed upon,
                                      without premium or penalty (except
                                      breakage costs).

Mandatory Prepayments:                The outstanding principal of Loans under
                                      the Credit Facility will be subject to
                                      mandatory prepayment to the extent
                                      required to cause such outstanding
                                      principal never to exceed the amount of
                                      the Commitment at any time.

Conditions Precedent to Initial       Usual for facilities and transactions of
Loan:                                 this type and such additional conditions
                                      precedent as are appropriate under the
                                      circumstances, including, but not limited to the conditions set forth on Annex II.

Conditions to All Loans:              Each Loan under the Credit Facility will
                                      be subject to the (i) absence of any
                                      Default or Event of Default, (ii)
                                      continued accuracy in all material
                                      respects of representations and warranties
                                      (except representations and warranties
                                      which are made only as of a prior date)
                                      and (iii) absence of any Material Adverse
                                      Effect.

Representations and Warranties:       Usual for facilities and transactions of
                                      this type and such additional
                                      representations and warranties as are
                                      appropriate under the circumstances,
                                      including, but not limited to,


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                                      corporate existence; corporate power and
                                      authority; enforceability of credit
                                      documents, including the Support Agreement in place from time to time between NiSource and the Borrower (the "Support Agreement"); accuracy of financial statements and information; no material adverse change; absence of litigation and contingent liabilities; no violation of organizational documents, agreements or instruments; compliance with laws (including the Public Utility Holding Company Act of 1935); payment of taxes; ownership of properties; solvency; no governmental or third party approvals and consents required (except as have been obtained and are in full force and effect); labor matters; environmental matters; no Default or Event of Default; not an investment company or, prior to the Acquisition, a public utility holding company; Year 2000 compliance.

Affirmative Covenants:                Usual for facilities and transactions of
                                      this type (including with respect to their application to the Borrower, NiSource and its subsidiaries as appropriate) and such additional affirmative covenants as are appropriate under the circumstances, including, but not limited to, maintenance of corporate existence and rights;
                                      performance of obligations; delivery of
                                      audited financial statements, other
                                      financial information and notices of
                                      default and litigation; visitation and
                                      inspection rights; maintenance of
                                      properties in good working order;
                                      maintenance of insurance; compliance with laws, including environmental; regulatory compliance; inspection of books and properties; payment of taxes; Support
                                      Agreement in effect at all times;
                                      consummation of the Acquisition within 180 days after the date the Tender Offer, if any, is closed. In addition, the Borrower shall maintain at all times long-term senior unsecured debt ratings by Moody's and Standard & Poor's.

Negative Covenants:                   Usual for facilities and transactions of
                                      this type (including with respect to their application to the Borrower, NiSource and its subsidiaries as appropriate) and such additional negative covenants as are appropriate under the circumstances, including, but not limited to, limitations on restricted payments by NiSource, such as dividends on, and redemptions and repurchases of, capital stock of NiSource unless, (i) at the time of such payment declaration and following such payment, the Borrower's senior unsecured long-term debt rating established by Standard &
                                      Poor's shall be not less than BBB- and by Moody's shall be not less than Baa3 and
                                      (ii) no Event of Default then exists or
                                      would occur after giving effect to such
                                      restricted payment;


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                                      limitations on prepayments, redemptions or
                                      repurchases of other indebtedness of the Borrower; limitations on incurrence of indebtedness and issuance of preferred stock; limitations on liens and sale-leaseback transactions; limitations on loans and investments; limitations on mergers, acquisitions and material asset sales; limitations on transactions with affiliates; limitations on dividend and other restrictions affecting subsidiaries; limitations on issuance of subsidiary capital stock limitations on changes in business; limitations on capital expenditures (other than by operating subsidiaries of NiSource); no restrictions on NiSource providing funds to the Borrower as contemplated by the Support Agreement.

Selected Financial Covenants:         Usual for facilities and transactions of
                                      this type and others to be agreed upon,
                                      including, but not limited to, minimum
                                      interest coverage ratio and maximum
                                      leverage ratio.

Events of Default:                    Usual for facilities and transactions of
                                      this type (including with respect to their application to the Borrower, NiSource and its subsidiaries as appropriate) and such additional Events of Default as are appropriate under the circumstances, including, but not limited to, nonpayment of principal, interest, fees and other amounts when due (subject, other than in the case of principal, to customary grace periods); violation of covenants (subject to customary grace periods for certain covenants, where appropriate);
                                      incorrectness of representations and
                                      warranties in any material respect; cross default; bankruptcy; material judgments;
                                      ERISA; change of control or ownership.

Assignments and Participations:       The Borrower may not assign its rights or
                                      obligations under the Credit Facility
                                      without the prior written consent of the Lenders. Lenders will be permitted to assign loans and commitments to other
                                      Lenders (or their affiliates) without
                                      restriction or to other financial
                                      institutions with the consent of the
                                      Arrangers and NiSource (not to be
                                      unreasonably withheld) and subject to
                                      customary limitations on minimum size of assignment or participation. The
                                      Administrative Agent will receive a
                                      customary processing and recordation fee, payable by the assignor and/or the assignee, with each assignment.
                                      Assignments will be by novation.

                                      Lenders will be permitted to participate loans and commitments to other financial institutions without restriction. Voting rights of participants shall be limited to matters in respect of (i) reductions of principal, interest or fees; and (ii) extensions of maturity.

Expenses and Indemnification:         All out-of-pocket expenses of the Lenders
                                      for enforcement costs and documentary
                                      taxes associated with the Credit Facility are to be paid by the Borrower.

                                      The Borrower will indemnify the
                                      Administrative Agent, the Documentation
                                      Agent, the Arrangers, the Lenders and
                                      their respective officers, directors,
                                      employees, affiliates, agents and
                                      controlling persons and hold them harmless from and against all costs and expenses (including fees, disbursements and other charges of counsel) and all liabilities of any such indemnified person arising out of or relating to any claim or any litigation or other proceedings (regardless of whether any such indemnified person is a party thereto) that relate to the Credit Documents or any documents related thereto, any extension of credit thereunder, the Transactions or any transactions connected therewith
                                      (including, without limitation, any
                                      acquisition or attempted acquisition by
                                      the Company of any person or entity or any interest in any person or entity); provided, however, that no indemnified person will be indemnified for costs, expenses or liabilities determined by a court of competent jurisdiction in a final non-appealable judgment to have resulted from its own gross negligence or willful misconduct.

Governing Law and Forum:              New York.

Waiver of Jury Trial:                 In customary form.

Counsel to Arrangers and Agents:      Dewey Ballantine LLP.

                                                                         Annex I


                                  PRICING GRID


                  The "Applicable Margin" and "Applicable Facility Fee Rate" for any day are the respective percentages set forth below in the applicable row under the column corresponding to the Status that exists on such day:

          Status              Level I        Level II       Level III      Level IV        Level V       Level VI
          ------              -------        --------       ---------      --------        -------       --------
Applicable Margin -
Eurodollar Rate Loans           52.5           62.5            85             105            120            150
(basis points)

Applicable Margin -
Base Rate Loans                  0              0               0               0              0            100
(basis points)

Applicable Facility Fee
Rate (basis points)             10             12.5            15              20             40             50


                  For purposes of this Schedule, the following terms have the following meanings (as modified by the provisos below):

                  "Level I Status" exists at any date if, at such date, the Borrower's senior unsecured long-term debt is rated either A- or higher by S&P or A3 or higher by Moody's.

                  "Level II Status" exists at any date if, at such date, the Borrower's senior unsecured long-term debt is rated either BBB+ or higher by S&P or Baa1 or higher by Moody's.

                  "Level III Status" exists at any date if, at such date, the Borrower's senior unsecured long-term debt is rated either BBB or higher by S&P or Baa2 or higher by Moody's.

                  "Level IV Status" exists at any date if, at such date, the Borrower's senior unsecured long-term debt is rated either BBB- or higher by S&P or Baa3 or higher by Moody's.

                  "Level V Status" exists at any date if, at such date, the Borrower's senior unsecured long-term debt is rated either BB+ or higher by S&P or Ba1 or higher by Moody's.

                  "Level VI Status" exists at any date if, at such date, no other Status exists.

                  "Status" refers to the determination which of Level I Status, Level II Status, Level III Status, Level IV Status, Level V Status or Level VI Status exists at any date.

The credit ratings to be utilized for purposes of this Schedule are those assigned to the senior unsecured long-term debt securities of the Borrower without third-party credit enhancement (other than from NiSource pursuant to the Support Agreement), and any rating assigned to any other debt security of the Borrower shall be disregarded. The rating in effect at any date is that in effect at the close of business on such date.

Provided, if the Borrower is split-rated and the ratings differential is one level, the higher rating will apply. If the Borrower is split-rated and the differential is two levels or more, the rating at the midpoint will apply. If there is no midpoint rating, the higher of the two intermediate ratings will apply.

Provided, further, Level I Status will apply in the event that the Borrower is rated at or above either of the Moody's or Standard & Poor's ratings set out in Level I Status above. Level VI Status will apply in the event that the Borrower is rated at or below both the Moody's and Standard & Poor's ratings set out in Level VI Status above.

Unless 90% or more of the Shares are purchased pursuant to the Tender Offer, from the First Disbursement Date, if the Acquisition Agreement has not been executed and delivered by all parties by such date, until the date that the Acquisition Agreement is executed and delivered by all parties thereto, Level V Status shall apply at any time that the Borrower's senior unsecured long-term debt maintains any of the Moody's or Standard & Poor's ratings set out in Level I Status through Level V Status above.

From (i) the date that the Acquisition Agreement is executed and delivered by all parties thereto or (ii) the date that 90% or more of the Shares are purchased pursuant to the Tender Offer, whichever first occurs, until the Closing Date, Level III Status shall apply at any time that the Borrower's senior unsecured long-term debt maintains any of the Moody's or Standard & Poor's ratings set out in Level I Status through Level III Status above.

Until the Commitment (or outstanding borrowings under the term loan, if applicable) under the Credit Facility is permanently reduced to an amount not exceeding 50% of the original Commitment under the Credit Facility, Level II Status shall apply at any time that the Borrower's senior unsecured long-term debt maintains any of the Moody's or Standard & Poor's ratings set out in Level I Status through Level II Status above.

A Utilization Fee will become payable while 25% or more of the Commitment has been borrowed under the Credit Facility. The Utilization Fee will be calculated on the outstanding principal amount under the Credit Facility and determined in accordance with the pricing grid as follows (in basis points): Level I Status - 12.5, Level II Status - 12.5, Level III Status - 25, Level IV Status - 25, Level V Status - 40, Level VI Status - 50.

                                                                        Annex II

                                   CONDITIONS

                  The commitment of Credit Suisse First Boston ("CSFB") and Barclays Bank PLC ("Barclays") (CSFB and Barclays, together, the "Arrangers") pursuant to the Amended and Restated Senior Credit Facility Commitment Letter dated October 15, 1999 (the "Commitment Letter"), between the Arrangers and NiSource Inc. ("NiSource"), shall be subject to the following conditions (capitalized terms used but not defined herein shall, unless otherwise specified, have the meanings assigned to such terms in the Commitment Letter):

                  (i) after the date of the Commitment Letter, no information or other matter relevant to the Transactions becomes known to any of the Arrangers that such Underwriter in good faith believes is inconsistent in a material and adverse manner with (a) any information or other matter relevant to the Transactions disclosed to the Arrangers prior to the date of the Commitment Letter or (b) any information or other matter relevant to the Transactions obtained by the Arrangers during their respective due diligence investigations;

                  (ii) there shall not have occurred, exist or become known to any of the Arrangers any event, condition or change in or affecting NiSource, the Borrower, Acquico or the Company that, singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

                  (iii) the preparation, execution and delivery of definitive documentation satisfactory to each of the Arrangers, in connection with the Credit Facility, and compliance with, and satisfaction of, all terms and conditions to be performed at or prior to the first Loan under the Credit Facility;

                  (iv) The sources and uses of funds necessary to consummate the Transactions are satisfactory to each of the Arrangers, in their sole judgment;

                  (v) if the Acquisition is effected by means of a Tender Offer, the terms, conditions and structure of the Acquisition, including any documentation therefor, shall be in form and substance reasonably satisfactory to the Arrangers and the Lenders. All Shares tendered pursuant to the Tender Offer (and no less than 51% of the Shares) shall have been accepted for payment in accordance with the terms of the Tender Offer. The Tender Offer and the financing therefor shall be in compliance with all laws and regulations, including any state anti-takeover law regulating the Acquisition, or the Arrangers shall have determined such to be inapplicable to the Acquisition. The Arrangers shall have received copies, certified by NiSource, of all filings made with any governmental authority in connection with the Transactions;

                  (vi) as of the Closing Date, the Transactions shall have been consummated in accordance with documents in form and substance reasonably satisfactory to each of the Arrangers, which documents shall contain no terms and conditions which have not been satisfied and no material term thereof shall have been amended, supplemented, otherwise modified in any material respect or waived except with the consent of the Lenders and the Administrative Agent;

                  (vii) The Arrangers shall be reasonably satisfied as to compliance by NiSource, the Borrower, Acquico and the Company with all applicable regulations, including regulations of public utility commissions;

                  (viii) all requisite governmental authorities and third parties shall have approved or consented to the Transactions and the other transactions contemplated by the Commitment Letter to the extent required (without the imposition of any materially burdensome or adverse conditions), and all such approvals shall be in full force and effect. All applicable waiting periods shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon the Transactions;

                  (ix) the Borrower shall on the First Disbursement Date and the Closing Date have (A) a senior unsecured short-term debt rating established by Moody's of not less than A2 and by Standard & Poor's of not less than P2, and (B) a senior unsecured long-term debt rating established by Moody's of not less than Baa2 and by Standard & Poor's of not less than BBB;

                  (x) the Support Agreement between NiSource and the Borrower which provides the basis for the Borrower's debt ratings shall be in full force and effect and shall relate to the Credit Facility in a manner satisfactory to the Arrangers;

                  (xi) customary closing conditions for transactions similar to the Credit Facility, as applicable, including, without limitation, (a) the accuracy in all material respects of all representations and warranties, (b) the absence of any defaults, prepayment events or creation of liens under debt instruments or other agreements as a result of the Transactions and the other transactions contemplated by the Commitment Letter, (c) the absence of any change in the capital, corporate and organizational structure of NiSource, the Borrower, Acquico or the Company which would be materially adverse to the Lenders in their reasonable determination, (d) compliance with applicable laws and regulations (including employee health and safety, margin regulations, public utility regulations and environmental laws), (e) evidence of reasonably satisfactory insurance, (f) evidence of authority, (g) consents of all relevant persons, (h) delivery of historical and pro forma financial statements, and (i) the receipt by the Arrangers of satisfactory legal opinions (including, without limitation, the opinion of Simpson Thacher & Bartlett as to no violation of Regulation U of the Board of Governors of the Federal Reserve System);

                  (xii) there shall not exist any threatened or pending action, proceeding or counterclaim by or before any court or governmental, administrative or regulatory agency or authority, domestic or foreign, (a) challenging the consummation of the Transactions or which would restrain, prevent or impose burdensome conditions on the Transactions, individually or in the aggregate, or any other transaction contemplated hereunder, (b) seeking to prohibit the ownership or operation by NiSource, the Borrower, Acquico or the Company or any of their subsidiaries of all or a material portion of any of their business or assets, or (c) seeking to obtain, or having resulted in the entry of, any judgment, order or injunction that (i) would restrain, prohibit or impose adverse conditions on the ability of the Lenders to make the Loans under the Credit Facility, (ii) could reasonably be expected to affect the legality, validity or enforceability of any Credit Document or the ability of any party thereto to perform its obligations thereunder,
         (iii) would be materially inconsistent with the stated assumptions underlying the projections provided to the Arrangers and the Lenders, or (iv) is seeking any material damages as a result thereof;

                  (xiii) there shall not have occurred after the date of the Commitment Letter (a) any general suspension (other than temporary "circuit breakers") of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in any Applicable Jurisdiction, (b) the declaration of a banking moratorium or any suspension of payments in respect of banks in any Applicable Jurisdiction, (c) the commencement of a war, armed hostilities or other international or national calamity or emergency, directly or indirectly involving any Applicable Jurisdiction, which makes it, in each of the Arrangers' discretion, impracticable or inadvisable to provide the Credit Facility, (d) any limitations (whether or not mandatory) imposed by any governmental authority on the nature or extension of credit or further extension of credit by banks or other lending institutions, which makes it, in each of the Arrangers' discretion, impracticable or inadvisable to provide the Credit Facility, or (e) in the case of the foregoing clauses (c) and (d), a material escalation or worsening thereof, which makes it, each of the Arrangers' discretion, impracticable or inadvisable to provide the Credit Facility; and

                  (xiv) payment of fees and expenses, including reasonable fees and expenses of the Arrangers' counsel.

                  "Material Adverse Effect" shall mean a material adverse change, or any condition or event that, in the judgment of the Arrangers, could reasonably be expected to result in a material adverse change, in (i) the business, assets, operations, condition (financial or otherwise) or prospects of
(a) the Company and its subsidiaries taken as a whole, or (b) NiSource and its subsidiaries taken as a whole, or (ii) the validity or enforceability of any of the documents entered into in connection with the Transactions or the other transactions contemplated by the Commitment Letter or the rights, remedies and benefits available to the parties thereunder or the ability of NiSource, the Borrower or the Company to consummate the Transactions.

                  "Applicable Jurisdiction" means the United States and any State thereof.